Exhibit 99.1

LANTRONIX REPORTS FIRST QUARTER FISCAL 2007 RESULTS

IRVINE, Calif., November 14, 2006 -- Lantronix, Inc. (NasdaqCM:LTRX), a leader in device networking, today announced financial results for the first quarter of fiscal 2007 ended September 30, 2006.

For the first fiscal quarter ended September 30, 2006, Lantronix reported net revenues of $12.5 million, a 2% increase compared to $12.2 million for the same period last year. The Company reported a net loss for the first fiscal quarter ended September 30, 2006 of $(651,000), or $(0.01) per basic and diluted share, compared to a net loss of $(1.3) million, or $(0.02) per basic and diluted share, for the same period last year.

Device Enablement revenues for the first fiscal quarter ended September 30, 2006 increased 9% to $9.0 million, or 72% of total net revenues, compared to $8.3 million, or 68% of total net revenues, for the same period last year.

Device Management revenues for the first fiscal quarter ended September 30, 2006 decreased 8% to $1.7 million, or 14% of total net revenues, compared to $1.9 million or 15% of total net revenues, for the same period last year.

Non-Core revenues for the first fiscal quarter ended September 30, 2006 decreased 15% to $1.8 million, or 14% of total net revenues, compared to $2.1 million, or 17% of total net revenues, for the same period last year as the Company discontinued certain product offerings in this category.

Gross profit margin increased to 52.8% for the for the first fiscal quarter ended September 30, 2006, compared with 50.0% for the same period last year, primarily as a result of a decrease in the amortization of purchased intangible assets.

Total operating expenses were $7.3 million for the first fiscal quarter ended September 30, 2006 compared to $7.5 million for the first fiscal quarter ended September 30, 2005. Selling, general and administrative expense decreased 10% to $5.5 million from $6.1 million for the same period last year. In part, this decrease is due to a reduction in legal fees as a result of the Company settling outstanding litigation.

Research and development expense increased 23% to $1.7 million from $1.4 million for the same period last year, in line with the Company’s planned increase in R&D investment to support new product development initiatives.

On September 30, 2006, Lantronix had cash, cash equivalents and marketable securities of $7.8 million, approximately equivalent to the balance at June 30, 2006.

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During October 2006, the Company sold its remaining ownership interest in Xanboo for cash consideration of $700,000. The Company will record the sale as other income during the second fiscal quarter ending December 31, 2006.

“Results for the first fiscal quarter reflect seasonal weakness in the summer months, the impact of withdrawing for sale certain products in Europe due to the new ‘Restriction on Hazardous Substances’ law, and the shortage of a proprietary chip used in our high volume device servers, which has since returned to normal availability,” stated Marc Nussbaum, President and Chief Executive Officer.

He continued, “Looking toward the remainder of fiscal year 2007, we reiterate our outlook for the combination of Device Enablement and Device Management to deliver year over year growth of approximately 20% compared to growth of 13% for the same product set in fiscal 2006. For the full fiscal year 2007, we continue to expect revenues in the range of $58 to $60 million, with increasing cash balances each quarter and profitability for the fiscal year. Most recently, we have observed that orders for our products have picked up substantially during the month of October and have remained strong throughout the first half of November compared to first fiscal quarter of 2007 and also compared to the same period last year.”

Conference Call and Webcast

Lantronix management will conduct a conference call with simultaneous webcast today at 5:00 p.m. Eastern time. President and Chief Executive Officer Marc Nussbaum and Chief Financial Officer Jim Kerrigan will be on the call to discuss first quarter of fiscal 2007 results and answer questions.

Interested parties may participate in the conference call by dialing 866-831-6267 (International dial-in 617-213-8857) and entering passcode 87259964. A live webcast of the conference call may be accessed by visiting About Us: Investor Relations: Presentations at the Lantronix web site at http://www.lantronix.com.

A telephonic replay of the conference call will be available through November 27, 2006 by dialing 888-286-8010 (international dial-in 617-801-6888) and entering passcode 46643614. The webcast will be archived on the Company’s web site for twelve months.

About Lantronix
Lantronix, Inc. (NasdaqCM:LTRX) provides technology solutions that deliver Net Intelligence™, helping businesses remotely manage network infrastructure equipment and rapidly network-enable their physical electronic devices. Lantronix connectivity solutions securely link a company's electronic assets through the network, allow access to business-critical data within each device and convert that data into actionable information. With this new intelligence, companies can achieve greater efficiencies, reduce resource consumption and proactively transform the way they do business. The leader in device networking and secure remote management solutions, Lantronix was founded in 1989 and has its worldwide headquarters in Irvine, California. For more information, visit www.lantronix.com.

Lantronix is a registered trademark of Lantronix, Inc. All other trademarks are properties of their respective owners.

This news release contains forward-looking statements, including statements concerning the revenue of Lantronix in future periods, future cash balances and potential future profitability. These forward-looking statements are based on current management expectations and are subject to risks and uncertainties that could cause actual reported results and outcomes to differ materially from those expressed in the forward-looking statements, including but not limited to: final accounting adjustments and results; quarterly fluctuations in operating results; changing market conditions; government and industry standards; market acceptance of the Company’s products by its customers; pricing trends; actions by competitors; future revenues and margins; changes in the cost or availability of critical components; court approval of settlements in significant litigation; unusual or unexpected expenses; cash usage; and other factors that may affect financial performance. For a more detailed discussion of these and other risks and uncertainties, see the Company's recent SEC filings, including its Form 10-K for the fiscal year ended June 30, 2006. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and the Company undertakes no obligation to update these forward-looking statements to reflect subsequent events or circumstances.

Contacts:
Jim Kerrigan
CFO
Lantronix
Tel: 949-453-3990

Brandi Piacente
Investor Relations
The Piacente Group
212-481-2050
brandi@tpg-ir.com

- Tables to Follow -

CONSOLIDATED UNAUDITED BALANCE SHEETS

	September 30,	June 30,
	2006	2006
ASSETS	(In thousands)
Current Assets:
Cash and cash equivalents	$7,687	$7,729
Marketable securities	94	88
Accounts receivable, net	2,734	3,087
Inventories, net	9,234	8,113
Contract manufacturers' receivable	681	1,049
Settlements recovery	14,096	15,325
Prepaid expenses and other current assets	553	577
Total current assets	35,079	35,968

Property and equipment, net	1,651	1,589
Goodwill	9,488	9,488
Purchased intangible assets, net	590	610
Officer loans	124	122
Other assets	38	38
Total assets	$46,970	$47,815

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$9,821	$7,865
Accrued payroll and related expenses	1,386	1,596
Warranty reserve	495	693
Accrued settlements	15,153	16,767
Other current liabilities	3,055	3,675
Total current liabilities	29,910	30,596
Long-term liabilities	269	230
Long-term capital lease obligations	174	211

Commitments and contingencies

Stockholders' equity:
Common stock	6	6
Additional paid-in capital	183,355	182,857
Accumulated deficit	(167,101)	(166,450)
Accumulated other comprehensive income	357	365
Total stockholders' equity	16,617	16,778
Total liabilities and stockholders' equity	$46,970	$47,815

CONSOLIDATED UNAUDITED STATEMENTS OF OPERATIONS

	Three Months Ended September 30,
	2006	2005
	(In thousands, except per share data)

Net revenues (a)	$12,514	$12,240
Cost of revenues (b)	5,907	6,120
Gross profit	6,607	6,120
Operating expenses:
Selling, general and administrative	5,498	6,072
Research and development	1,718	1,403
Litigation settlement costs	15	-
Amortization of purchased intangible assets	18	2
Restructuring recovery	-	(29)
Total operating expenses	7,249	7,448
Loss from operations	(642)	(1,328)
Interest income, net	6	3
Other expense, net	(3)	(10)
Loss before income taxes	(639)	(1,335)
Provision for income taxes	12	6
Net loss	$(651)	$(1,341)

Net loss per share (basic and diluted)	$(0.01)	$(0.02)

Weighted-average shares (basic and diluted)	59,262	58,499

(a) Includes net revenues from related party	$279	$295

(b) Includes amortization of purchased intangible assets	$2	$297

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